Exhibit 99
For immediate release	For information contact:
F. Barry Bilson
(410) 539-0000
www.leggmason.com

LEGG MASON ANNOUNCES OPERATING RESULTS FOR QUARTER AND
FISCAL YEAR ENDED MARCH 31, 2006

ASSETS UNDER MANAGEMENT REACHED RECORD
$868 BILLION

Baltimore, MD - May 10, 2006 - Legg Mason, Inc. (NYSE:LM) today reported operating results for both its fiscal fourth quarter and its fiscal year ended March 31, 2006. The fourth quarter was the first period to reflect a full three months of the acquisitions of Citigroup Asset Management (CAM) and The Permal Group (Permal), which closed effective December 1, 2005 and November 1, 2005, respectively.

Fiscal year results showed growth from acquisitions:

  Income from continuing operations was $433.7 million, up 47% from $295.4 million in fiscal 2005. Net income rose 180% to $1.1 billion, inclusive of a $644.0 million gain on the sale of our securities brokerage and capital markets business.

  Total operating revenues increased 68% to $2.6 billion.

  Diluted earnings per share for the year rose 149% to $8.80 including a non-recurring gain of $4.94 per share from the sale of our brokerage and capital markets businesses. Weighted average diluted shares increased 11% to 130.3 million due primarily to the issuance of common and non-voting convertible preferred shares in connection with the acquisition of CAM.

  Cash income from continuing operations rose 46% for the year to $527.1 million ($4.06 per diluted share). (See discussion on page 4).

  Assets under management (AUM) increased for the year by $493 billion, or 132%, to $868 billion, including the substantial client assets of the CAM and Permal businesses. Net positive client cash flows of approximately $36 billion, or 10% of AUM as of March 31, 2005, reflected in excess of $50 billion of net positive client cash flows of long-term assets at our legacy managers and net positive client cash flows at Permal, partially offset by net outflows of long-term assets from CAM, as well as approximately $16 billion of net outflows of liquidity assets.

LEGG MASON, INC.
News Release - May 10, 2006

The quarter's results reflect our singular focus on the asset management business:

  Income from continuing operations was $151.6 million, an increase of 76% over last year's fourth quarter. Net income was $150.1 million, up 28% over the comparable period last year.

  Total operating revenues increased 141% to $1.1 billion.
  Diluted earnings per share, calculated on a 20% increase in weighted average shares, rose 5% to $1.03.

  Cash income from continuing operations was $196.3 million ($1.35 per diluted share). (See discussion on page 4).

  AUM increased for the quarter by approximately $17 billion, attributable primarily to positive market returns. Net positive client cash flows of approximately $2 billion reflected continuing net positive client cash flows of long-term assets at our legacy managers and Permal, largely offset by net outflows of long-term assets from CAM, and approximately $11 billion of net outflows of liquidity assets.

Raymond A. "Chip" Mason, chairman and chief executive officer, stated, "We have made meaningful progress during the last three months in integrating the former CAM businesses - assets, employees and systems - into Legg Mason, and have begun the task of rationalizing the former CAM product line into one that reflects Legg Mason's longstanding focus on providing institutional quality investment products and client service. Our timetable to complete this integration appears to be on target with little if any slippage.

"Financial results will continue to be confusing as we go through the process of employee reductions, redundancy, dual systems, stay bonuses and adjusting to our new size. As I have stated in the past, it will probably be difficult until the September quarter to show results that reflect our actual and future earnings capacity.

"Most of our primary asset managers had solid positive asset flows during the March quarter. Permal, percentage-wise, was very strong. Brandywine, Royce, Legg Mason Capital Management, and legacy Western Asset Management had very solid positive net asset flows."

Consolidated Results for the Year Ended March 2006 vs. March 2005

Total operating revenues for the twelve months ended March 31, 2006 increased to $2.6 billion from $1.6 billion in the previous fiscal year. The most significant factor in the increase was the effect of the two acquisitions. Investment advisory fees from separate accounts were $1.2 billion, up 40% from $821.0 million in the previous fiscal year, due primarily to the acquisition of CAM. Investment advisory fees from funds were $1.0 billion, up 127% from $460.6 million in the prior fiscal year, primarily as a result of acquisitions.

LEGG MASON, INC.
News Release - May 10, 2006

Net income for fiscal 2006 includes income from continuing operations of $433.7 million ($3.35 per diluted share), an increase of 47% over the previous year. Discontinued operations, net of taxes, generated income of $66.4 million ($0.51 per diluted share), compared with $113.0 million ($0.97 per diluted share) in the prior year, representing a decrease of 41% due primarily to the sale of our brokerage and capital markets businesses on December 1, 2005. Also included in net income is a gain of $644.0 million ($4.94 per diluted share) on the sale of discontinued operations. The firm's effective tax rate for the year was 38.5%, compared with 37.2% the prior year.

The operating income margin for the year decreased to 26% from 31% primarily due to a significant increase in fund revenues of which a substantial portion is passed through to third parties as distribution and servicing expense. This increase was primarily attributable to the acquisitions of CAM and Permal. In addition, full year results include $53.1 million of transaction related compensation costs, which reduced diluted earnings per share by $0.25.

Consolidated Results for the Quarter Ended March 2006 vs. March 2005

Total operating revenues for the quarter ended March 31, 2006 were up 141% to $1.1 billion, reflecting three months of results from CAM and Permal, and increased revenues by many of the company's other asset managers. Investment advisory fees from separate accounts and proprietary funds were $377.0 million (up 61%) and $501.2 million (up 307%), respectively. Distribution and service fees were $168.3 million, an increase of 137% over the prior year period. Revenues include performance fees of $47.5 million, which represent less than 5% of operating revenues. These fees were attributable principally to Permal.

Net income for the quarter rose 28% to $150.1 million. Income from continuing operations for the quarter rose 76% to $151.6 million. Discontinued operations, for the quarter, net of taxes, generated a loss of $2.2 million ($0.01 per diluted share) compared with income of $31.6 million ($0.26 per diluted share) in the prior year period. Diluted earnings per share rose 5% to $1.03 despite a 20% increase in weighted average shares outstanding over the prior year period.

The operating income margin for the quarter decreased to 23% from 33%, primarily due to an increase in fund revenues resulting from the CAM and Permal acquisitions. A substantial portion of such revenue is passed through to third parties as distribution and servicing expense. During the quarter, the Company also incurred $13.1 million in transaction related compensation expense, including certain retention costs, which reduced diluted earnings per share by $0.05. The Company expects that the completion of headcount reductions in the June 2006 quarter under the restructuring plan associated with the integration of CAM will generate meaningful aggregate quarterly savings.

LEGG MASON, INC.
News Release - May 10, 2006

Assets Under Management

At March 31, 2006, assets under management aggregated $867.6 billion, compared with $374.5 billion a year ago and $850.8 billion as of December 31, 2005. The $16.8 billion increase in the last three months was attributable primarily to positive market returns. Our net client inflows for the quarter were $1.6 billion, which reflects continuing net positive client cash flows of long-term assets at our legacy managers and Permal, and approximately $11 billion of net outflows of liquidity assets.

Our Institutional and Wealth Management divisions experienced net positive client flows for the quarter. As of March 31, 2006, our Institutional division had $444.8 billion under management (51% of total), while Mutual Funds/Managed Services had $356.5 billion (41%), and Wealth Management had $66.3 billion (8% of total). Non-US domiciled clients accounted for 30% of total assets under management, which compares with 24% of non-US client assets at March 31, 2005. Fixed income assets under management aggregated $394.2 billion, or 45% of our total assets under management, while equity assets accounted for $324.9 billion or 38%, and liquidity assets represented $148.5 billion, or 17%.

Balance Sheet as of March 31, 2006

Stockholders' equity as of March 31, 2006 was $5.85 billion, up 155% from $2.29 billion a year ago, primarily because of acquisitions and the results of operations for the year. Long-term debt totaled $1.2 billion, compared with $811 million at March 31, 2005.

Use of Cash Income from Continuing Operations as a Non-GAAP Performance Measure

As supplemental information, Legg Mason is providing a "non-GAAP" performance measure for "cash income from continuing operations" that management uses as a benchmark in evaluating the operating performance of the Company and its subsidiaries. We define "cash income from continuing operations" as income from continuing operations, plus amortization and deferred taxes related to intangible assets and stock-based compensation costs. This measure is provided in addition to income from continuing operations, but is not a substitute for income from continuing operations and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Legg Mason considers cash income from continuing operations to be a useful representation of its operating performance because it represents Legg Mason's income from continuing operations adjusted for certain non-cash items.

In calculating cash income from continuing operations, we add the after tax impact of the amortization of intangible assets from acquisitions, such as management contracts, to income from continuing operations to reflect the fact that this non-cash expense does not

LEGG MASON, INC.
News Release - May 10, 2006

represent an actual decline in the value of the intangible assets. Deferred taxes on intangible assets, including goodwill, represent the actual tax benefits that are not expected to be realized for GAAP purposes. Since these deferred tax assets are not realized under GAAP absent an impairment charge or the disposition of the related business, we add them to income from continuing operations in the calculation of cash income from continuing operations. Stock-based compensation costs are non-cash expenses and therefore are also added to income from continuing operations to calculate cash income from continuing operations. Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income from continuing operations because these charges represent a decline in the value of the related assets that will ultimately require replacement. For the calculation of diluted cash income per share from continuing operations, the divisor is the number of total weighted average diluted common shares outstanding used in the calculation of diluted earnings per share from continuing operations. A reconciliation of Income from continuing operations to Cash income from continuing operations is presented on page 10.

Conference Call to Discuss Results

A conference call to discuss the company's results, hosted by Mr. Mason, will be held at 10:00 a.m. EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-837-9779 (or 1-703-639-1417 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason web site, in the investor relations section, or by dialing 1-888-266-2081 (or 1-703-925-2533 for international calls), access Pin Number 900181, after completion of the call.

Legg Mason is a global asset management firm, structured as a holding company, with on-the-ground management capabilities around the world. As of March 31, 2006, its assets under management aggregated approximately $868 billion. The firm is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol:LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and Legg Mason's Current Report on Form 8-K filed on December 20, 2005.

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LEGG MASON, INC. News Release - May 10, 2006 Page 6

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)

	Quarters Ended			Period to Period Change

				March 2006 Compared to December 2005	March 2006 Compared to March 2005

	March 2006	December 2005	March 2005

Operating Revenues:
Investment advisory fees:
Separate accounts	$376,973	$285,557	$234,857	32.0%	60.5%
Funds	501,249	281,748	123,193	77.9	306.9
Distribution and service fees	168,309	114,881	70,956	46.5	137.2
Other	5,618	6,803	7,980	(17.4)	(29.6)

Total operating revenues	1,052,149	688,989	436,986	52.7	140.8

Operating Expenses:
Compensation and benefits	393,686	278,715	181,527	41.3	116.9
Transaction related compensation	13,081	39,982	-	(67.3)	n/m

Total compensation and benefits	406,767	318,697	181,527	27.6	124.1
Distribution and servicing	271,763	148,451	69,497	83.1	291.0
Communications and technology	38,317	22,420	12,533	70.9	205.7
Occupancy	22,708	13,002	7,036	74.7	222.7
Amortization of intangible assets	16,251	10,520	5,860	54.5	177.3
Other	49,661	21,666	18,365	129.2	170.4

Total operating expenses	805,467	534,756	294,818	50.6	173.2

Operating Income	246,682	154,233	142,168	59.9	73.5

Other Income (Expense)
Interest income	13,781	12,507	7,516	10.2	83.4
Interest expense	(19,100)	(12,825)	(11,212)	48.9	70.4
Other	15,626	14,740	(738)	6.0	n/m

Total other income (expense)	10,307	14,422	(4,434)	(28.5)	332.5

Income from Continuing Operations
before Income Tax Provision	256,989	168,655	137,734	52.4	86.6

Income tax provision	102,171	64,881	51,710	57.5	97.6

Income before Minority Interest	154,818	103,774	86,024	49.2	80.0

Minority interest, net of tax	(3,171)	(2,989)	-	6.1	n/m

Income from Continuing Operations	151,647	100,785	86,024	50.5	76.3

Income (loss) from discontinued operations,
net of tax	(2,191)	16,076	31,621	(113.6)	(106.9)
Gain on sale of discontinuted operations,
net of tax	598	643,442	-	(99.9)	n/m

Net Income	$150,054	$760,303	$117,645	80.3	27.5

n/m - Not meaningful
[continued on next page]

LEGG MASON, INC. News Release - May 10, 2006 Page 7

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(continued)

	Quarters Ended			Period to Period Change

				March 2006 Compared to December 2005	March 2006 Compared to March 2005

	March 2006	December 2005	March 2005

Net income per common share:
Basic
Income from continuing operations	$1.09	$0.83	$0.80	31.3%	36.3%
Income (loss) from discontinued operations	(0.02)	0.13	0.29	(115.4)	(106.9)
Gain on sale of discontinued operations	0.01	5.27	-	(99.8)	n/m

	$1.08	$6.23	$1.09	(82.7)	(0.9)

Diluted
Income from continuing operations	$1.04	$0.77	$0.72	35.1	44.4
Income (loss) from discontinued operations	(0.01)	0.12	0.26	(108.3)	(103.8)
Gain on sale of discontinued operations	-	4.91	-	(100.0)	n/m

	$1.03	$5.80	$0.98	(82.2)	5.1

Weighted average number of common
shares outstanding:
Basic	139,377	121,999	107,529
Diluted	145,406	131,142	121,650

As a result of the acquisition of CAM during the quarter ended December 31, 2005, Legg Mason issued 13.346632 shares of non-voting convertible preferred stock, which convert, upon transfer, into an aggregate of 13,346,632 shares of Legg Mason common stock. These non-
voting convertible preferred shares are considered "participating securities" and therefore are included in the calculation of basic earnings per common share.

n/m - Not meaningful

LEGG MASON, INC. News Release - May 10, 2006 Page 8

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)

	For the Twelve Months Ended		Period to

	March 2006	March 2005	Period Change

Operating Revenues:
Investment advisory fees:
Separate accounts	$1,150,257	$821,009	40.1%
Funds	1,046,829	460,629	127.3
Distribution and service fees	425,554	261,587	62.7
Other	22,572	27,475	(17.8)

Total operating revenues	2,645,212	1,570,700	68.4

Operating Expenses:
Compensation and benefits	1,074,120	661,785	62.3
Transaction related compensation	53,063	-	n/m

Total compensation and benefits	1,127,183	661,785	70.3
Distribution and servicing	561,788	253,394	121.7
Communications and technology	89,234	46,299	92.7
Occupancy	50,919	27,472	85.3
Amortization of intangible assets	38,460	21,286	80.7
Litigation award settlement	(8,150)	-	n/m
Other	106,048	71,347	48.6

Total operating expenses	1,965,482	1,081,583	81.7

Operating Income	679,730	489,117	39.0

Other Income (Expense)
Interest income	47,992	20,059	139.3
Interest expense	(52,648)	(44,765)	17.6
Other	40,388	6,347	536.3

Total other income (expense)	35,732	(18,359)	294.6

Income from Continuing Operations
before Income Tax Provision	715,462	470,758	52.0

Income tax provision	275,595	175,334	57.2

Income before Minority Interest	439,867	295,424	48.9

Minority interest, net of tax	(6,160)	-	n/m

Income from Continuing Operations	433,707	295,424	46.8

Income from discontinued operations,
net of tax	66,421	113,007	(41.2)
Gain on sale of discontinued operations,
net of tax	644,040	-	n/m

Net Income	$1,144,168	$408,431	180.1

n/m - Not meaningful

[continued on next page]

LEGG MASON, INC. News Release - May 10, 2006 Page 9

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(continued)

	For the Twelve Months Ended		Period to

	March 2006	March 2005	Period Change

Net income per common share:
Basic
Income from continuing operations	$3.60	$2.86	25.9%
Income from discontinued operations	0.55	1.09	(49.5)
Gain on sale of discontinued operations	5.35	-	n/m

	$9.50	$3.95	140.5

Diluted
Income from continuing operations	$3.35	$2.56	30.9
Income from discontinued operations	0.51	0.97	(47.4)
Gain on sale of discontinued operations	4.94	-	n/m

	$8.80	$3.53	149.3

Weighted average number of common
shares outstanding:
Basic	120,396	103,428
Diluted	130,279	117,074

As a result of the acquisition of CAM during the quarter ended December 31, 2005, Legg Mason issued 13.346632 shares of non-voting convertible preferred stock, which convert, upon transfer, into an aggregate of 13,346,632 shares of Legg Mason common stock. These non-voting convertible preferred shares are considered "participating securities" and therefore are included in the calculation of basic earnings per common share.

n/m - Not meaningful

LEGG MASON, INC. News Release - May 10, 2006 Page 10

LEGG MASON, INC. AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO NON-GAAP CASH INCOME FROM CONTINUING OPERATIONS
(Dollar amounts in thousands, except per share amounts)

	Quarters Ended			Period to Period Change

				March 2006 Compared to December 2005	March 2006 Compared to March 2005

	March 2006	December 2005	March 2005

Income from Continuing Operations	$151,647	$100,785	$86,024	50.5%	76.3%
Plus:
Amortization of intangible assets, net of tax	9,790	6,473	3,660	51.2	167.5
Deferred income taxes on intangible assets	31,186	14,498	6,968	115.1	347.6
Stock-based compensation, net of tax*	3,687	3,312	521	11.3	607.7

Cash Income from Continuing Operations	$196,310	$125,068	$97,173	57.0	102.0

Cash Income per Diluted Share

Income from continuing operations per
diluted share	$1.04	$0.77	$0.72	35.1	44.4

Amortization of intangible assets	0.07	0.05	0.03	40.0	133.3
Deferred income taxes on intangible assets	0.21	0.11	0.06	90.9	250.0
Stock-based compensation	0.03	0.03	-	-	n/m

Cash Income per Diluted Share	$1.35	$0.96	$0.81	40.6	66.7

	For the Twelve Months Ended		Period to

	March 2006	March 2005	Period Change

Income from Continuing Operations	$433,707	$295,424	46.8%
Plus:
Amortization of intangible assets, net of tax	23,646	13,358	77.0
Deferred income taxes on intangible assets	59,940	50,291	19.2
Stock-based compensation, net of tax*	9,829	2,652	270.6

Cash Income from Continuing Operations	$527,122	$361,725	45.7

Cash Income per Diluted Share

Income from continuing operations per
diluted share	$3.35	$2.56	30.9

Amortization of intangible assets	0.18	0.12	50.0
Deferred income taxes on intangible assets	0.46	0.43	7.0
Stock-based compensation	0.07	0.02	250.0

Cash Income per Diluted Share	$4.06	$3.13	29.7

*Stock-based compensation can generate tax benefits from market appreciation in excess of the related amounts expensed for financial statement purposes. Because these benefits are derived from the market appreciation of our stock, we believe they would inappropriately inflate cash income and therefore are excluded from the calculation.

LEGG MASON, INC. News Release - May 10, 2006 Page 11

LEGG MASON, INC. AND SUBSIDIARIES
ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	March 31				December 31

	2006	% of Total	2005	% of Total	2005	% of Total

By asset class:
Equity	$324.9	37.5%	$144.7	38.6%	$308.3	36.2%
Fixed Income	394.2	45.4%	208.4	55.7%	383.5	45.1%
Liquidity	148.5	17.1%	21.4	5.7%	159.0	18.7%

Total	$867.6	100.0%	$374.5	100.0%	$850.8	100.0%

By division:
Mutual Funds / Managed
Services	$356.5	41.1%	$77.9	20.8%	$362.6	42.6%
Institutional	444.8	51.3%	247.6	66.1%	425.3	50.0%
Wealth Management	66.3	7.6%	49.0	13.1%	62.9	7.4%

Total	$867.6	100.0%	$374.5	100.0%	$850.8	100.0%

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Three Months Ended			Twelve Months Ended

	March 31,		December 31,	March 31,
	2006	2005	2005	2006	2005

Beginning of period	$850.8	$362.0	$418.5	$374.5	$286.2
Net client cash flows	1.6	20.0	3.7	35.6	65.3
Market appreciation, net	15.2	(7.5)	7.1	36.9	16.8
Acquisitions (Dispositions),
net	-	-	421.5	420.6	6.2

End of period	$867.6	$374.5	$850.8	$867.6	$374.5

All periods presented have been restated to include certain previously excluded client assets, principally assets subadvised by unaffiliated parties and certain non-discretionary accounts. As a result, reported assets under management of our "legacy"
advisers increased by $3.0 billion, $2.0 billion and $1.6 billion at March 31, 2006, December 31, 2005 and March 31, 2005,
respectively.